Exhibit 99.6

John V. Faraci	6400 POPLAR AVENUE
Chairman and Chief Executive Officer	MEMPHIS, TN 38197 USA

T 901 419 7150
F 901 419 4633
john.faraci@ipaper.com

May 19, 2011

CONFIDENTIAL

Mr. Doyle R. Simons

Chairman & CEO

Temple-Inland Inc.

1300 South Mopac Expressway

Austin, TX 78746

Dear Doyle:

Thank you for returning my call yesterday. I look forward to meeting with you next Thursday in Austin. As I said on the phone, I’m sending this letter to summarize International Paper’s offer to acquire Temple-Inland and the strong rationale behind it. As discussed, IP is prepared to acquire all of the outstanding common stock of Temple-Inland for $30.60 per share in cash, or a total of $4.2 billion, including the assumption of Temple-Inland’s debt. Our strong preference is to reach a mutually beneficial, negotiated transaction promptly.

Our offer represents a 30% premium to Temple-Inland’s closing share price yesterday, which is also very close to the average closing price of $23.40 for the past 30 days, and almost a 20% premium to its 52-week high.

We believe the combination of IP and Temple-Inland creates an exceptionally compelling opportunity to create value for both of our companies’ stockholders. Temple-Inland’s stockholders will benefit from immediate liquidity at a price and premium fully reflecting Temple-Inland’s value. Furthermore, the significant premium we have proposed reflects our view that we can realize substantial cost savings from combining our businesses, particularly in operations, freight, logistics, selling expense and overhead. Our proposed price shares a meaningful amount of these synergies with Temple-Inland stockholders, while ensuring a fair return for our own stockholders.

Our offer price is based solely on publicly available information. As part of a private negotiation, we would conduct limited due diligence that we expect would take about five days. Our areas of focus would be segment P&L’s so we can confirm potential cost savings and capital expenditure requirements.

As I mentioned, we have carefully reviewed the regulatory implications of this combination and are confident that we will receive all required approvals. We are willing to discuss appropriate contractual provisions that will reflect our commitment to completing the transaction.

Mr. Doyle R. Simons

May 19, 2011

We have obtained financing commitments in an amount sufficient to consummate this transaction. In addition, we have met with the rating agencies and believe we would remain investment grade with no change in outlook.

International Paper’s board of directors fully supports and is committed to this proposal. In addition, we believe your stockholders will embrace this acquisition as a unique opportunity to realize certainty of value today and a premium price that your stock might otherwise take years to reach, if ever, as a stand-alone company.

I look forward to our meeting next week to discuss IP’s proposal and next steps.

Sincerely yours,

/s/ John V. Faraci
John V. Faraci